UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES REPRESENTED HEREBY, AND THE SECURITIES INTO WHICH SUCH SECURITIES ARE CONVERTIBLE, WILL NOT TRADE SUCH SECURITIES BEFORE JANUARY 26, 2018.

WITHOUT PRIOR WRITTEN APPROVAL OF TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL JANUARY 26, 2018.

Issue Date:  September 25, 2017

Conversion Price (subject to adjustment as contemplated herein): $0.40 per Conversion Share

UNSECURED CONVERTIBLE DEBENTURE

FOR VALUE RECEIVED, GREENPOWER MOTOR COMPANY INC. (the "Company") promises to pay to KOKO FINANCIAL SERVICES LTD., of ***, or its registered assigns (the "Holder"), the principal sum of TWO HUNDRED AND TWENTY FIVE THOUSAND ($225,000) in lawful currency of Canada (the "Principal Amount") on or before the date that is four (4) years after the Issue Date (the "Maturity Date"), without penalty or prepayment premium, subject to the terms and conditions hereof.  This Debenture will bear interest calculated per annum at the Interest Rate (as defined herein).

This Debenture is subject to the following additional terms and conditions:

1. Definitions

1.1 For the purposes hereof, in addition to the terms defined elsewhere in this Debenture: (i) capitalized terms not otherwise defined herein have the meanings given to such terms in the Subscription Agreement (as defined herein), and (ii) the following terms will have the following meanings:

(a) "Business Day" means any day except Saturday, Sunday and any day which will be a statutory holiday in the province of British Columbia or a day on which banking institutions in the province of British Columbia are authorized or required by law or other government action to close;

(b) "Change of Control" means

(i) any transaction (whether by purchase, merger or otherwise) whereby a Person or Persons acting jointly or in concert directly or indirectly acquires the right to cast, at a general meeting of shareholders of the Company, more than 33 1/3% of the votes attached to the Common Shares that may be ordinarily cast at a general meeting;

(ii) the Company's amalgamation, consolidation or merger with or into any other person, any merger of another person into the Company, unless the holders of voting securities of the Company immediately prior to such amalgamation, consolidation or merger hold securities representing 50% or more of the voting control or direction in the Company or the successor entity upon completion of the amalgamation, consolidation or merger; or

(iii) any conveyance, transfer, sale lease or other disposition of all or substantially all of the Company's and the Company's subsidiaries' assets and properties, taken as a whole, to another arm's length Person;

(c) "Change of Control Notice" has the meaning attributed thereto in Section 4.1;

(d) "Common Shares" means the common shares in the capital of the Company and shares of any other class into which such Common Shares may hereafter have been reclassified or changed;

(e) "Conversion Date" has the meaning set forth in Section 6.2 hereof;

(f) "Conversion Price" means $0.40 per Conversion Share, subject to adjustment as provided herein;

(g) "Debenture" means this unsecured convertible debenture;

(h) "Exchange" means the TSX Venture Exchange;

(i) "Interest Rate" means the greater of i) 8% per annum or; ii) the BMO bank prime rate lending plus 2.5% per annum;

(j) "Issue Date" means September 25, 2017;

(k) "Maturity Date" means September 25, 2021;

(l) "Notice of Conversion" has the meaning set forth in Section 6.2 hereof;

(m) "Person" means a corporation, association, partnership, organization, business, individual, government or political subdivision thereof;

(n) "Principal Amount" means the principal amount as may be due and owing by the Company to the Holder from time to time under this Debenture; and

(o) "Subscription Agreement" means the subscription agreement, dated September 25, 2017, to which the Company and the Holder are parties and pursuant to which the Holder agreed to purchase this Debenture.

1.2 Unless otherwise provided, all dollar amounts referred to in this Debenture are in lawful money of Canada.

2. Subscription Agreement

2.1 This Debenture has been issued pursuant to the Subscription Agreement, is subject in all respects to the terms of the Subscription Agreement, and incorporates the terms of the Subscription Agreement to the extent that they do not conflict with the terms of this Debenture.  This Debenture may not be transferred or exchanged without the prior written consent of the Company and then only in compliance with applicable securities laws and regulations.

3. Interest

3.1 The Principal Amount will bear simple interest both before and after the Maturity Date, default and judgment from and including the Issue Date to the earlier of: (i) the date of repayment in full of the Principal Amount, and (ii) the date of conversion in full of the Principal Amount. The Interest Rate for any period will be determined and calculated at the end of the applicable month.  The interest will be calculated quarterly, not in advance, on the basis of the number of days in the applicable quarter and payable quarterly within ten (10) days of each applicable quarter end (or, if such date is not a Business Day, on the next following Business Day). For clarity, the first payment of interest will be for the period from the Issue Date until October 31, 2017. The interest will be payable in cash.

4. Change of Control

4.1 Not less than 30 days prior to the consummation of a transaction that would constitute a Change of Control, the Company shall give to the Holder written notice of such Change of Control (the "Change of Control Notice"). Upon receipt of a Change of Control Notice, the Holder shall, in its sole discretion on or before the Change of Control, have the right to require the Company to repay 100% of the Principal Amount plus any accrued and unpaid interest thereon, with such repayment to be made by the Company to the Holder within ten (10) days of such election by the Holder.

5. Prepayments

5.1 At any time after September 25, 2019 and on not less than sixty (60) Business Days' prior written notice to the Holder, the then outstanding Principal Amount (any accrued but unpaid interest) may be prepaid in whole or in part upon payment, at the expiry of such notice period, of the Principal Amount to be prepaid together with any accrued but unpaid interest to the date of such prepayment, without bonus or penalty.

6. Conversion

6.1 At the option of the Holder, the Principal Amount then outstanding may be converted, in whole or in part, into Conversion Shares at any time at the Conversion Price.

6.2 The Holder will effect conversions by delivering to the Company a duly completed and executed Notice of Conversion in the form attached hereto as Appendix A (a "Notice of Conversion"), specifying the aggregate amount of the Principal Amount to be converted and the date on which such conversion is to be effected (a "Conversion Date"), which date will not be more than ten (10) days following the date of delivery of the Notice of Conversion.  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date will be the date that is five (5) days following the date of delivery of the Notice of Conversion.  The Holder will physically surrender the Debenture to the Company if the entire Principal Amount has been converted.

6.3 At the time of any conversion, the Company will pay to the Holder any accrued but unpaid interest on the Principal Amount being converted up to and including the Conversion Date at the Interest Rate.  All interest will be paid in cash.

6.4 Any conversions hereunder will have the effect of lowering the outstanding Principal Amount in an amount equal to the applicable amount of the Principal Amount being converted.  The Company will maintain records showing all Principal Amount converted and the date of such conversions. The Holder, by acceptance of this Debenture, acknowledges and agrees that, following conversion of a portion of this Debenture, the unpaid and unconverted Principal Amount may be less than the amount stated on the face hereof.

6.5 The number of Conversion Shares issuable upon any conversion of the Principal Amount will be determined by the quotient obtained by dividing (x) by (y) where (x) is equal to the amount of the Principal Amount to be converted and (y) is the Conversion Price.

6.6 Not later than ten (10) Business Days after any Conversion Date, the Company will deliver to the Holder certificates representing the number of Conversion Shares being issued, which certificates will bear such restrictive legends and trading restrictions as are required by applicable laws and by the Exchange.

6.7 If the Company will at any time or from time to time, while any Principal Amount is still outstanding, effect a subdivision or consolidation of the outstanding Common Shares, the Conversion Price in effect immediately before a subdivision will be proportionately decreased, and, conversely, the Conversion Price in effect immediately before a consolidation will be proportionately increased.  Any adjustment under this Section 6.7 will become effective at the close of business on the date the subdivision or consolidation becomes effective.

6.8 If the Company at any time or from time to time while this Debenture is outstanding, issues, or fixes a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable solely in Common Shares, the Conversion Price that is then in effect will be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price by a fraction (i) the numerator of which is the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the sum of the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore, the Conversion Price will be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price will be adjusted pursuant to this Section 6.8 to reflect the actual payment of such dividend or distribution.

6.9 If at any time while this Debenture is outstanding, (i) the Company effects any merger or combination of the Company with or into another entity, (ii) the Company effects any sale of all or substantially all of its assets in one or more transactions, (iii) any tender offer or exchange offer (whether by the Company or another entity) is completed pursuant to which holders of Common Shares are permitted to tender or exchange their Common Shares for other securities, cash or property, or (iv) the Company effects any reclassification or recapitalization of the Common Shares or any compulsory share exchange pursuant to which the Common Shares are effectively converted into or exchanged for other securities, cash or property (other than a subdivision, consolidation or dividend provided for elsewhere in this Article 6) (in any such case, a "Fundamental Change"), then, upon any subsequent conversion of this Debenture, the Holder will have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Change, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Change if it had been, immediately prior to such Fundamental Change, the holder of one Common Share (the "Alternate Consideration").  If holders of Common Shares are given any choice as to the securities, cash or property to be received in a Fundamental Change, then the Holder will be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Change.  In the event of a Fundamental Change, the Company or the successor or purchasing entity, as the case may be, will execute with the Holder a written agreement providing that:

(a) this Debenture will thereafter entitle the Holder to purchase the Alternate Consideration; and

(b) in the case of any such successor or purchasing entity, upon such consolidation, merger, statutory exchange, combination, sale or conveyance, such successor or purchasing entity will be jointly and severally liable with the Company for the performance of all of the Company's obligations under this Debenture and the Subscription Agreement entered into in connection with the issuance of this Debenture.

6.10 If, in the case of any Fundamental Change, the Alternate Consideration includes shares, other securities, other property or assets of an entity other than the Company or any such successor or purchasing entity, as the case may be, then such written agreement will also be executed by such other entity and will contain such additional provisions to protect the interests of the Holder as the board of directors of the Company will reasonably consider necessary by reason of the foregoing.  At the Holder's request, any successor to the Company or surviving entity in such Fundamental Change will issue to the Holder a new Debenture consistent with the foregoing provisions and evidencing the Holder's right to receive Alternate Consideration upon conversion of this Debenture. The terms of any agreement pursuant to which a Fundamental Change is effected will include terms requiring any such successor or surviving entity to comply with the provisions of this Article 6 and insuring that this Debenture (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Change.

6.11 Upon a conversion hereunder, the Company will not be required to issue share certificates representing fractions of Conversion Shares, and the Company will be entitled to round the number of Conversion Shares down to the nearest whole number. The Holder agrees to waive any rights or entitlements to fractional Conversion Shares that the Holder may have in connection with a conversion hereunder.

6.12 In each case of an adjustment or readjustment of the Conversion Price for the number of Conversion Shares issuable upon conversion of this Debenture, the Company, at its own expense, will cause its Secretary or other officer as directed by the board of directors of the Company to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and will deliver such certificate to the Holder in accordance with Section 8.1. The certificate will set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.  No adjustment in the Conversion Price will be required to be made unless it would result in an increase or decrease of at least one cent, but any adjustments not made because of this sentence will be carried forward and taken into account in any subsequent adjustment otherwise required hereunder.

7. Events of Default

7.1 The occurrence of any of the following will constitute an "Event of Default" under this Debenture:

(a) the Company failing to pay any Principal Amount or interest payment hereof on the due date hereunder and such failure continuing for ten (10) days after written notice thereof is delivered to the Company;

(b) the Company failing to observe or perform any other covenant or agreement contained in this Debenture or the Subscription Agreement which failure is not cured, if possible to cure, within thirty (30) calendar days after notice of such default is sent by the Holder to the Company;

(c) the Company (i) applying for or consenting to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) being unable, or admitting in writing its inability, to pay its debts generally as they mature, (iii) making a general assignment for the benefit of its or any of its creditors, (iv) being dissolved or liquidated in full or in part (v) commencing a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or consenting to any such relief, or to the appointment of, or taking possession of its property by, any official in an involuntary case or other proceeding commenced against it, or (vi) taking any action for the purpose of effecting any of the foregoing; and

(d) proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect being commenced and an order for relief entered or such proceeding is not dismissed or discharged within thirty (30) days of commencement.

7.2 Upon the occurrence or existence of any Event of Default and following the expiry of any applicable grace periods and at any time thereafter during the continuance of such Event of Default, the Holder may, by written notice to the Company, declare all outstanding amounts payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding.  Upon the occurrence or existence of any Event of Default described in Section 6.1(c) hereof, immediately and without notice, all outstanding amounts payable by the Company hereunder will automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding.  In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

8. Notices

8.1 Any notice required or permitted to be given to the Company or the Holder will be in writing and may be given by prepaid registered post, electronic facsimile transmission or other means of electronic communication capable of producing a printed copy to the address of the party set forth below or such other address as such party may specify by notice in writing to the other party, and any such notice will be deemed to have been given and received by the party to whom it was addressed if mailed, on the third day following the mailing thereof, if by facsimile or other electronic communication, on the date sent, or, if delivered, on delivery; but if at the time of mailing or between the time of mailing and the third Business Day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered:

To the Company:

GreenPower Motor Company Inc.
Suite 240 - 209 Carrall Street
Vancouver, BC  V6B 2J2
Attn: Fraser Atkinson
Fax: (604) 681-1867
Email: fraseratkinson@telus.net

with a copy, which will not constitute notice, to:

Clark Wilson LLP
900 - 885 West Georgia Street
Vancouver, BC V6C 3H1
Attention: Virgil Z. Hlus
Facsimile:  604.687.6314
Email:  vhlus@cwilson.com

9. Exchange or Replacement of Debenture

9.1 The Holder may, at its option, in person or by duly authorized attorney, surrender this Debenture for exchange at the principal business office of the Company and receive in exchange therefor a new Debenture in the same principal amount as the unpaid Principal Amount of this Debenture and bearing interest at the same annual rate as this Debenture, each such new Debenture to be dated as of the date of this Debenture and to be in such Principal Amount as remains unpaid and payable to such Holder.

9.2 Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this Debenture and (in the case of loss, theft or destruction) of an indemnity reasonably satisfactory to it, and upon surrender and cancellation of this Debenture, if mutilated, the Company will deliver a new Debenture of like tenor in lieu of this Debenture.  Any Debenture delivered in accordance with the provisions of this Section 9.2 will be dated as of the date of this Debenture.

10. Governing Law

10.1 All questions concerning the construction, validity, enforcement and interpretation of this Debenture will be governed by and construed and enforced in accordance with the laws of the province of British Columbia and the federal laws of Canada applicable therein, without regard to the principles of conflicts of law thereof.

11. Waivers

11.1 The Company hereby waives presentment, demand for payment, notice of dishonour, notice of protest and all other notices or demands in connection with the delivery, acceptance, performance or default of this Debenture.  No delay by the Holder in exercising any power or right hereunder will operate as a waiver of any power or right, nor will any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise thereof, or the exercise of any other power or right hereunder or otherwise; and no waiver whatsoever or modification of the terms hereof will be valid unless set forth in writing by the Holder and then only to the extent set forth therein.

12. Amendments

12.1 Subject to the provisions of the Subscription Agreement, this Debenture may not be amended without the express written consent of both the Company and the Holder.

13. Severability

13.1 If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture will remain in effect, and if any provision is inapplicable to any Person or circumstance, it will nevertheless remain applicable to all other Persons and circumstances.

14. Next Business Day

14.1 Whenever any payment or other obligation hereunder will be due on a day other than a Business Day, such payment will be made on the next succeeding Business Day.

15. Time of the Essence

15.1 Time will be of the essence of this Debenture.

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

GREENPOWER MOTOR COMPANY INC.

Per:       /s/ Mark Achtemichuk

        Authorized Signatory

APPENDIX A

NOTICE OF CONVERSION

The undersigned irrevocably elects to convert principal due under the Debenture issued by GreenPower Motor Company Inc. into Conversion Shares according to the terms and conditions of the Debenture, as of the date written below.  Capitalized terms used herein and not otherwise defined will have the meanings set out in the Debenture.

Conversion Date:
Aggregate amount of Principal Amount to be converted:	$
Applicable Conversion Price for Principal Amount	$
Number of Conversion Shares to be issued:
Principal Amount of Debenture unconverted:	$
The Conversion Shares will be registered to the following name and address:

_____________________________
[NAME OF HOLDER]

Per:  _________________________

        Authorized Signatory